Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATATRAK AND NTT DATA SIGN FIVE-YEAR ENTERPRISE AGREEMENT AND MARKETING ALLIANCE FOR
DELIVERY OF ELECTRONIC CLINICAL TRIALS TO THE JAPANESE MARKET
NTT DATA to undergo Enterprise Transfer from DATATRAK in order to provide a full range of services for clinical trials from Japanese clients
CLEVELAND, Ohio, and TOKYO, Japan, December 13, 2007 ...DATATRAK International, Inc. (Nasdaq: “DATA”), a technology and services company focused on global eClinical solutions for the clinical trials industry, today reported that it has signed an Enterprise Agreement and Marketing Alliance with NTT DATA Corporation enabling NTT DATA to become a value-added-reseller of the DATATRAK eClinical™ product suite to the Japanese clinical trials market. In addition to this Press Release, there is an accompanying video cast describing this relationship in more detail located on DATATRAK’s web site at www.datatrak.net.
This relationship consists of a five-year enterprise subscription license agreement through which NTT DATA will standardize on the DATATRAK unified platform for clinical trial services delivered by their newly-established Life Science Group in the Healthcare Systems Sector. This Group of NTT DATA will immediately undergo Enterprise Transfer and implementation services from DATATRAK’s multidisciplinary team in order to become proficient in independently designing and delivering electronic clinical trials within the Japanese market using DATATRAK eClinical, with the exception of hosting. DATATRAK will continue to provide global hosting capabilities for its product suite from its data center based in Cleveland, Ohio.
The enterprise license and implementation services are initially worth a minimum of approximately $2.4 million to DATATRAK as NTT DATA has committed to a five-year contract encompassing a fixed volume of data items. Under the terms of this Agreement, NTT DATA will pay $2.1 million upfront to DATATRAK within 30 days. The total contract amount of $2.4 million is a minimum value because any services provided by DATATRAK or optional components of the DATATRAK eClinical™ Platform outside of the EDC (electronic data capture) or reporting (Data Genie™) functionalities are contracted separately on an as needed basis.
Until NTT DATA is fully trained on the delivery of services with the eClinical Platform, DATATRAK will provide such services for early initiated clinical trials. When DATATRAK provides full support for eClinical implementations, its revenue composition has been approximately 25% technology (data item) based and 75% has come from associated services. When clients assume more of the service delivery through Enterprise Transfer, the revenue mix is less than the historical 3:1 average.

Through a pre-structured pricing agreement that goes above the initially contracted volume of data items, NTT DATA has the option to expand under the existing license agreement to higher levels of data items based upon the demands of their Japanese clinical trial sponsors.
This Enterprise Agreement also allows NTT DATA to sublicense the DATATRAK eClinical Platform to clinical trial sponsors and contract research organizations (CROs) located in Japan and subsequently empower those organizations to become independent in the use of this information platform.
As detailed on the Company’s recent quarterly conference calls, the subscription license model is an optional contracting mechanism for the DATATRAK eClinical Platform that is separate and in addition to the traditional trial-by-trial approach. This option offers greater flexibility and leverage to clients performing a larger number of annual clinical trials. The prices and payments in this model relate solely to the technology portion of the budgets and are contractually fixed and guaranteed by DATATRAK and the client, respectively, for a given volume of data transmission. Delays or cancellations of clinical trials have no impact on the contractual commitments for the technology portion of the contract. Clinical trials and data items are fungible; being able to be substituted at any time and from any source in order to consume the available pre-paid volumes. Clients who use more than the contracted volume of data items have the option to either pay retail rates for the overage or they can elect to renew the license agreement for another term.
Since this structure represents a contractually-bound and guaranteed monetary value, all of these technology-associated fees enter the Company’s backlog upon signing and revenue is recognized over the life of the contract. The services’ components will have their backlog and revenue recognized at the time they are contracted for and delivered; similar to the Company’s traditional trial-by-trial model.
     “We extensively researched the global market of technology providers for clinical trial software and selected the DATATRAK eClinical Platform as the superior product offering for our initiative.” stated Hiroto Ohno, Senior Manager, Life Science Group of NTT DATA. “As the first exposure in Japan, NTT DATA invited DATATRAK to a seminar in July, where approximately 80 representatives from 36 biopharmaceutical companies and CROs were exposed to detailed demonstrations of eClinical. Subsequently in November, DATATRAK and NTT DATA visited a select group of prospective clients. Participants claimed to have never seen such a sophisticated software product for clinical research. DATATRAK eClinical is far beyond just an EDC product”.
     Ohno concluded, “NTT DATA believes that DATATRAK eClinical will be useful in streamlining the clinical development process to achieve a faster time to market and reduced development costs. We are excited about working with DATATRAK to promote the eClinical platform to Japan’s clinical trial sponsors, CROs, and other related providers.”
     “We are very pleased to be initiating this significant relationship with a well-known company like NTT DATA as we expand the global footprint of our technology in a currently untapped market for us,” stated Dr. Jeffrey A. Green, President and Chief Executive Officer

of DATATRAK International, Inc. “The opportunity to have such a prominent alliance partner in Japan as a value-added-reseller allows us to cost-effectively leverage the world’s second largest pharmaceutical market with a high probability of rapid brand recognition and eventual business leverage. Intelligence reports from this market indicated that it is ripe for a new technology such as DATATRAK eClinical that can offer a legitimate single-source Enterprise platform that is proven, reliable and scalable.”
     Green concluded, “We believe that we will always have the trial-by-trial business model, because this is more appropriate for clients with smaller pipelines. However, for clients with more predictable and larger pipelines, this model provides very predictable research and development costs and eliminates wasted time involved with negotiation and contracting under the trial-by-trial mode. This model has tremendous advantages to DATATRAK with rock solid visibility of revenues over a multi-year period of time and a greatly diminished cost of sales at these clients. DATATRAK is currently in various stages of negotiation with several other clients — sponsors and contract research organizations (CROs) — regarding similarly structured agreements.”
     About NTT DATA Corporation
     A member of the NTT Group, the largest telecommunications services group in Japan, NTT DATA is a leading company in the system integration industry, providing comprehensive information system services to governments and public organizations, financial institutions, and corporate customers, from the basic strategy and planning stages to development, operation, and maintenance (Established: 1988 / Capital: 142.52 billion yen / Annual sales: 1044.9 billion yen (FY ended 3/2007). Visit the NTT DATA web site at www.nttdata.co.jp/en/index.html.
     About DATATRAK International
     DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 17 drugs and devices that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, Bonn, Germany, and Bryan, Texas. Its common stock is listed on the NASDAQ stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net.

     Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Ray Merk	Neal Feagans
President and Chief Executive Officer	Chief Financial Officer	Investor Relations
DATATRAK International, Inc.	DATATRAK International, Inc.	Feagans Consulting, Inc.
440/443-0082 x112	440/443-0082 x181	303/449-1184